PRESS RELEASE
COMCAST REPORTS 3rd QUARTER 2020 RESULTS
PHILADELPHIA - October 29, 2020… Comcast Corporation (NASDAQ: CMCSA) today reported results for the quarter ended September 30, 2020.
“We are nearly eight months into this pandemic – and despite many harsh realities, I couldn’t be more pleased and proud of how our team has worked together across the company to find safe and creative solutions to successfully operate in this environment. We are executing at the highest level; and perhaps, most importantly, accelerating innovation, which will drive long-term future growth. This third quarter, we delivered the best broadband results in our company’s history. Driven by our industry-leading platform and strategic focus on broadband, aggregation and streaming, we added a record 633,000 high-speed internet customers and 556,000 total net new customer relationships. At the same time, we’re growing our entertainment platforms with the addition of Flex, which has a significant positive impact on broadband churn and customer lifetime value. Our integrated strategy is also driving results in streaming with nearly 22 million sign-ups for Peacock to date, and we are exceeding our expectations on all engagement metrics in only a few months. And Sky continues to add customer relationships at higher prices while reducing churn to all-time lows in our core UK business. Going forward, and as we emerge from the pandemic, we believe we are extremely well positioned to provide seamless and integrated experiences for our customers and to deliver superior long-term growth and returns for our shareholders," commented Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation.

($ in millions, except per share data)
	3rd Quarter			Year to Date
Consolidated Results	2020	2019	Change	2020	2019	Change

Revenue	$25,532	$26,827	(4.8%)	$75,856	$80,544	(5.8%)
Net Income Attributable to Comcast	$2,019	$3,217	(37.2%)	$7,154	$9,895	(27.7%)
Adjusted Net Income[1]	$3,000	$3,667	(18.2%)	$9,436	$10,754	(12.3%)
Adjusted EBITDA[2]	$7,583	$8,553	(11.3%)	$23,640	$25,822	(8.5%)
Earnings per Share[3]	$0.44	$0.70	(37.1%)	$1.55	$2.15	(27.9%)
Adjusted Earnings per Share[1]	$0.65	$0.79	(17.7%)	$2.04	$2.33	(12.4%)
Net Cash Provided by Operating Activities	$5,228	$5,191	0.7%	$19,695	$19,462	1.2%
Free Cash Flow[4]	$2,289	$2,072	10.5%	$11,580	$10,910	6.1%

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com.
3rd Quarter 2020 Highlights:
•Generated Consolidated Adjusted EBITDA of $7.6 Billion, Adjusted EPS of $0.65 and Free Cash Flow of $2.3 Billion
•Cable Communications Total Customer Relationship Net Additions Were 556,000, the Best Quarterly Result on Record
•Total High-Speed Internet Customer Net Additions Were 633,000, the Best Quarterly Result on Record
•Cable Communications Adjusted EBITDA Increased 10.5% Driven by Strength in High-Speed Internet
•Peacock Has Nearly 22 Million Sign-Ups to Date Across the U.S. and Recently Secured Distribution on the Roku Platform
•NBCUniversal Reorganized Its Television and Streaming Businesses Under Mark Lazarus and Cesar Conde with a Centralized Structure Optimizing Content Creation, Distribution and Monetization
•NBCUniversal Completed a Successful Upfront, with Strong Volume Commitments and Higher Pricing
•Sky Customer Trends Improved Sequentially, and Included Net Additions in the U.K.
•Premier League Viewership Reached Record Levels on Sky Sports, Including the Highest Average Season Viewership on Record for the 2019/20 Season and the Highest Daily U.K. Viewership on Record for the 2020/21 Season to Date

Consolidated Financial Results
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Revenue for the third quarter of 2020 decreased 4.8% to $25.5 billion. Net Income Attributable to Comcast decreased 37.2% to $2.0 billion. Adjusted Net Income decreased 18.2% to $3.0 billion. Adjusted EBITDA decreased 11.3% to $7.6 billion.

For the nine months ended September 30, 2020, revenue decreased 5.8% to $75.9 billion compared to 2019. Net income attributable to Comcast decreased 27.7% to $7.2 billion. Adjusted Net Income decreased 12.3% to $9.4 billion. Adjusted EBITDA decreased 8.5% to $23.6 billion.

Earnings per Share (EPS) for the third quarter of 2020 was $0.44, a decrease of 37.1% compared to the third quarter of 2019. Adjusted EPS decreased 17.7% to $0.65.

For the nine months ended September 30, 2020, EPS was $1.55, a 27.9% decrease compared to the prior year. Adjusted EPS decreased 12.4% to $2.04.

Capital Expenditures decreased 4.9% to $2.4 billion in the third quarter of 2020. Cable Communications’ capital expenditures decreased 2.5% to $1.8 billion. NBCUniversal’s capital expenditures decreased 29.3% to $357 million. Sky's capital expenditures increased 127.3% to $237 million.

For the nine months ended September 30, 2020, capital expenditures decreased 7.6% to $6.3 billion compared to 2019. Cable Communications' capital expenditures decreased 5.9% to $4.5 billion. NBCUniversal's capital expenditures decreased 22.5% to $1.1 billion. Sky's capital expenditures increased 20.2% to $649 million.

Net Cash Provided by Operating Activities was $5.2 billion in the third quarter of 2020. Free Cash Flow was $2.3 billion.

For the nine months ended September 30, 2020, net cash provided by operating activities was $19.7 billion. Free cash flow was $11.6 billion.

Dividends paid during the third quarter of 2020 totaled $1.1 billion. For the nine months ended September 30, 2020, dividends paid totaled $3.1 billion.

Cable Communications

($ in millions)
	3rd Quarter			Year to Date
	2020	2019	Change	2020	2019	Change
Cable Communications Revenue
High-Speed Internet	$5,198	$4,721	10.1%	$15,199	$13,961	8.9%
Video	5,421	5,541	(2.1%)	16,468	16,763	(1.8%)
Voice	876	963	(9.0%)	2,652	2,935	(9.6%)
Wireless	400	326	22.8%	1,069	795	34.5%
Business Services	2,049	1,971	4.0%	6,096	5,795	5.2%
Advertising	674	603	11.8%	1,659	1,766	(6.1%)
Other	382	459	(17.2%)	1,203	1,299	(7.5%)
Cable Communications Revenue	$15,000	$14,584	2.9%	$44,346	$43,314	2.4%

Cable Communications Adjusted EBITDA	$6,411	$5,801	10.5%	$18,663	$17,383	7.4%
Adjusted EBITDA Margin	42.7%	39.8%		42.1%	40.1%

Cable Communications Capital Expenditures	$1,770	$1,814	(2.5%)	$4,491	$4,771	(5.9%)
Percent of Cable Communications Revenue	11.8%	12.4%		10.1%	11.0%

Revenue for Cable Communications increased 2.9% to $15.0 billion in the third quarter of 2020, driven by increases in high-speed internet, business services, wireless and advertising revenue, partially offset by decreases in video, voice and other revenue. These results were negatively impacted by accrued customer regional sports network (RSN) fee adjustments related to canceled sporting events as a result of COVID-19. Excluding these adjustments5, Cable Communications revenue increased 3.9%. High-speed internet revenue increased 10.1%, due to an increase in the number of residential high-speed internet customers and an increase in average rates. Excluding the impact of accrued RSN fee adjustments5 for customers taking bundled services, high-speed internet revenue increased 11.2%. Business services revenue increased 4.0%, reflecting increases in average rates and an increase in the number of customers receiving our services. Wireless revenue increased 22.8%, due to an increase in the number of customer lines. Advertising revenue increased 11.8%, primarily reflecting an increase in political advertising revenue. Excluding political advertising revenue, advertising revenue decreased 6.8%. Video revenue decreased 2.1%, due to a decrease in the number of residential video customers, partially offset by an increase in average rates. Excluding the impact of accrued customer RSN fee adjustments5, video revenue decreased 0.8%. Voice revenue decreased 9.0%, reflecting decreases in average rates and in the number of residential voice customers. Other revenue decreased 17.2%, primarily reflecting lower revenue due to waived late fees and a decline in revenue from our security and automation services.

For the nine months ended September 30, 2020, Cable revenue increased 2.4% to $44.3 billion compared to 2019, driven by growth in high-speed internet, business services and wireless revenue, partially offset by a decrease in video, voice, advertising and other revenue. These results were negatively impacted by COVID-19, including accrued customer RSN fee adjustments, reduced advertising revenue and lower revenue due to our efforts to assist customers during this public health crisis. Excluding the impact of accrued customer RSN fee adjustments5, Cable Communications revenue increased 3.2%.

Total Customer Relationships increased by 556,000 to 32.7 million in the third quarter of 2020. Residential customer relationships increased by 539,000 and business customer relationships increased by 17,000. Total high-speed internet customer net additions were 633,000, total video customer net losses were 273,000 and total voice customer net losses were 3,000. In addition, Cable Communications added 187,000 wireless lines in the quarter.

(in thousands)
			Net Additions
	3Q20	3Q19	3Q20	3Q19
Customer Relationships
Residential Customer Relationships	30,289	28,797	539	288
Business Services Customer Relationships	2,401	2,377	17	21
Total Customer Relationships	32,690	31,173	556	309

Residential Customer Relationships Mix
One Product Residential Customers	11,957	9,905	625	379
Two Product Residential Customers	8,732	8,915	(9)	(38)
Three or More Product Residential Customers	9,600	9,977	(77)	(53)

Residential High-Speed Internet Customers	27,837	25,990	617	359
Business Services High-Speed Internet Customers	2,225	2,197	16	20
Total High-Speed Internet Customers	30,062	28,186	633	379

Residential Video Customers	19,220	20,421	(253)	(222)
Business Services Video Customers	874	983	(20)	(16)
Total Video Customers	20,094	21,403	(273)	(238)

Residential Voice Customers	9,684	9,945	(14)	(63)
Business Services Voice Customers	1,341	1,334	11	10
Total Voice Customers	11,025	11,278	(3)	(53)

Total Wireless Lines	2,580	1,791	187	204

Adjusted EBITDA for Cable Communications increased 10.5% to $6.4 billion in the third quarter of 2020, due to higher revenue as well as a 2.2% decrease in operating expenses. Total operating expenses benefited from adjustments for provisions in our programming distribution agreements with RSNs related to canceled sporting events as a result of COVID-19. Programming costs decreased 0.6%, primarily reflecting the adjustment provisions. Excluding these adjustments5, programming costs increased 4.0% due to higher retransmission consent and sports programming fees, partially offset by a decline in the number of video subscribers. Non-programming expenses decreased 3.2%, while non-programming expenses per customer relationship decreased 7.4%. These declines reflect lower advertising, marketing and promotion expenses, technical and product support expenses and customer service expenses, partially offset by higher other operating expenses and franchise and regulatory fees. Non-programming expenses reflect a reduction in activity in some aspects of our business as a result of COVID-19 as well as benefits from cost saving initiatives. Adjusted EBITDA per customer relationship increased 5.8%, and Adjusted EBITDA margin was 42.7% compared to 39.8% in the third quarter of 2019. While the accrued RSN adjustments did not impact Adjusted EBITDA in the third quarter of 2020, the adjustments resulted in an increase to Adjusted EBITDA margin. Cable Communications results include a loss of $50 million from our wireless business, compared to a loss of $94 million in the prior year period.

For the nine months ended September 30, 2020, Cable Adjusted EBITDA increased 7.4% to $18.7 billion compared to 2019, due to higher revenue and a decrease in operating expenses. Programming costs decreased 1.3% primarily reflecting adjustments for provisions in our programming distribution agreements with RSNs related to canceled sporting events as a result of COVID-19. Excluding these adjustments5, programming costs increased 2.4% due to higher retransmission consent and sports programming fees, partially offset by a decline in the number of video subscribers. Non-programming expenses decreased 0.8%, reflecting cost savings initiatives that were partially offset by higher costs as a result of COVID-19. For the nine months ended September 30, 2020, Adjusted EBITDA per customer relationship increased 2.9%, and Adjusted EBITDA margin was 42.1% compared to 40.1% in 2019. While the accrued RSN adjustments did not impact Adjusted EBITDA for the nine months ended September 30, 2020, the adjustments resulted in an increase to Adjusted EBITDA margin. Cable Communications results include a loss of $146 million from our wireless business, compared to a loss of $285 million in the prior year period.

Capital Expenditures for Cable Communications decreased 2.5% to $1.8 billion in the third quarter of 2020, due to decreased investment in customer premise equipment and support capital, partially offset by increased investment in scalable infrastructure and line extensions. Cable capital expenditures represented 11.8% of Cable revenue in the third quarter of 2020 compared to 12.4% in last year's third quarter.

For the nine months ended September 30, 2020, Cable capital expenditures decreased 5.9% to $4.5 billion, primarily reflecting decreased investment in customer premise equipment, partially offset by increased investment in scalable infrastructure. Cable capital expenditures represented 10.1% of Cable revenue compared to 11.0% in 2019.

NBCUniversal

($ in millions)
	3rd Quarter			Year to Date
	2020	2019	Change	2020	2019	Change
NBCUniversal Revenue
Cable Networks	$2,736	$2,771	(1.3%)	$8,110	$8,586	(5.5%)
Broadcast Television	2,414	2,230	8.3%	7,462	7,099	5.1%
Filmed Entertainment	1,280	1,706	(25.0%)	3,844	4,931	(22.0%)
Theme Parks	311	1,631	(80.9%)	1,267	4,371	(71.0%)
Headquarters, other and eliminations	(17)	(43)	NM	(101)	(173)	NM
NBCUniversal Revenue	$6,724	$8,295	(18.9%)	$20,582	$24,814	(17.1%)

NBCUniversal Adjusted EBITDA
Cable Networks	$870	$955	(8.9%)	$3,361	$3,418	(1.7%)
Broadcast Television	436	338	28.7%	1,578	1,259	25.3%
Filmed Entertainment	300	195	53.4%	634	742	(14.6%)
Theme Parks	(203)	731	(127.7%)	(526)	1,819	(128.9%)
Headquarters, other and eliminations	(122)	(128)	NM	(381)	(486)	NM
NBCUniversal Adjusted EBITDA	$1,281	$2,091	(38.7%)	$4,666	$6,752	(30.9%)

Revenue for NBCUniversal decreased 18.9% to $6.7 billion in the third quarter of 2020. Adjusted EBITDA decreased 38.7% to $1.3 billion.

For the nine months ended September 30, 2020, NBCUniversal revenue decreased 17.1% to $20.6 billion compared to last year's results. Adjusted EBITDA decreased 30.9% to $4.7 billion.

Cable Networks
Cable Networks revenue decreased 1.3% to $2.7 billion in the third quarter of 2020, due to lower distribution revenue and advertising revenue, partially offset by higher content licensing and other revenue. Distribution revenue decreased 3.8%, reflecting credits accrued at some of our RSNs resulting from the reduced number of games played by professional sports leagues due to COVID-19 and a decline in subscribers, partially offset by contractual rate increases. Advertising revenue decreased 2.1%, reflecting continued ratings declines at our networks, partially offset by revenue from the broadcasts of rescheduled sporting events that were previously postponed due to COVID-19. Content licensing and other revenue increased 16.6%, due to the timing of content provided under licensing agreements, including transactions with Peacock in the third quarter of 2020. Adjusted EBITDA decreased 8.9% to $870 million in the third quarter of 2020, due to lower revenue and higher programming and production expenses, partially offset by lower advertising, marketing and promotion costs and other operating and administrative costs. The increase in programming and production expenses was primarily driven by an increase in sports programming costs as professional sports leagues resumed seasons following postponements due to COVID-19.

For the nine months ended September 30, 2020, revenue from the Cable Networks segment decreased 5.5% to $8.1 billion compared to 2019, due to lower distribution and advertising revenue, partially offset by higher content licensing and other revenue. Adjusted EBITDA decreased 1.7% to $3.4 billion compared to 2019, due to lower revenue, partially offset by lower operating costs. The decrease in operating costs was driven by lower programming and production expenses, reflecting a decrease in sports programming costs due to the reduced number of sporting events due to COVID-19, partially offset by an increase in studio costs.

Broadcast Television
Broadcast Television revenue increased 8.3% to $2.4 billion in the third quarter of 2020, due to higher content licensing revenue and distribution and other revenue, partially offset by lower advertising revenue. Content licensing revenue increased 65.6%, reflecting the timing of content provided under licensing agreements, including transactions with Peacock in the third quarter of 2020. Distribution and other revenue increased 4.9%, due to higher retransmission consent fees. Advertising revenue decreased 11.5%, reflecting continued ratings declines, partially offset by higher pricing and local political ad sales. Adjusted EBITDA increased 28.7% to $436 million in the third quarter of 2020, due to higher revenue, lower advertising, marketing and promotion costs and lower operating and administrative costs, partially offset by higher programming and production expenses. The increase in programming and production expenses was primarily due to higher content licensing sales.

For the nine months ended September 30, 2020, revenue from the Broadcast Television segment increased 5.1% to $7.5 billion compared to 2019, due to an increase in content licensing and distribution and other revenue, partially offset by lower advertising revenue. Adjusted EBITDA increased 25.3% to $1.6 billion compared to 2019, due to higher revenue, partially offset by a modest increase in operating costs.

Filmed Entertainment
Filmed Entertainment revenue decreased 25.0% to $1.3 billion in the third quarter of 2020, due to lower theatrical and other revenue, partially offset by higher content licensing and home entertainment revenue. Theatrical revenue decreased 94.7%, primarily driven by theater closures as a result of COVID-19. Other revenue decreased 44.8%, primarily due to decreases in revenue from our movie ticketing, entertainment and live stage play businesses, which were impacted by theater and entertainment venue closures as a result of COVID-19. Content licensing revenue increased 14.5%, due to the timing of content provided under licensing agreements, including transactions with Peacock in the third quarter of 2020. Home entertainment revenue increased 49.1%, which included the success of Trolls World Tour. Adjusted EBITDA increased 53.4% to $300 million in the third quarter of 2020, reflecting lower revenue, more than offset by a decline in operating costs due to lower spending on current period releases as a result of COVID-19.

For the nine months ended September 30, 2020, revenue from the Filmed Entertainment segment decreased 22.0% to $3.8 billion compared to 2019, primarily reflecting lower theatrical revenue. Adjusted EBITDA decreased 14.6% to $634 million compared to 2019, due to lower revenue, partially offset by lower operating costs.

Theme Parks
Theme Parks revenue decreased 80.9% to $311 million in the third quarter of 2020, primarily due to Universal Orlando Resort and Universal Studios Japan operating at limited capacity, while Universal Studios Hollywood remains closed as a result of COVID-19. Theme Parks Adjusted EBITDA loss was $203 million in the third quarter of 2020.

For the nine months ended September 30, 2020, revenue from the Theme Parks segment decreased 71.0% to $1.3 billion compared to 2019, primarily due to the temporary closures of Universal Studios Japan in late February and Universal Orlando Resort and Universal Studios Hollywood in mid-March as a result of COVID-19. Theme Parks Adjusted EBITDA loss was $526 million.

Headquarters, Other and Eliminations
NBCUniversal Headquarters, Other and Eliminations include overhead and eliminations among the NBCUniversal businesses. For the quarter ended September 30, 2020, NBCUniversal Headquarters, Other and Eliminations Adjusted EBITDA loss was $122 million, compared to a loss of $128 million in the third quarter of 2019.

For the nine months ended September 30, 2020, NBCUniversal Headquarters, Other and Eliminations Adjusted EBITDA loss was $381 million compared to a loss of $486 million in 2019.

Sky

($ in millions)
	3rd Quarter				Year to Date
	2020	2019	Change	Constant Currency Change[6]	2020	2019	Change	Constant Currency Change[6]
Sky Revenue
Direct-to-Consumer	$3,943	$3,793	3.9%	(1.0%)	$11,146	$11,516	(3.2%)	(3.1%)
Content	388	315	23.3%	17.5%	947	1,061	(10.7%)	(10.4%)
Advertising	462	446	3.7%	(1.2%)	1,296	1,602	(19.1%)	(18.7%)
Sky Revenue	$4,793	$4,554	5.2%	0.3%	$13,389	$14,179	(5.6%)	(5.4%)

Sky Operating Costs and Expenses	$4,278	$3,655	17.0%	11.5%	$11,574	$11,845	(2.3%)	(2.0%)

Sky Adjusted EBITDA	$515	$899	(42.8%)	(45.4%)	$1,815	$2,334	(22.3%)	(22.5%)
Adjusted EBITDA Margin	10.7%	19.7%			13.6%	16.5%

Revenue for Sky increased 5.2% to $4.8 billion in the third quarter of 2020. Excluding the impact of currency, revenue was consistent with the prior year period, due to higher content revenue, offset by lower direct-to-consumer revenue and advertising revenue. Content revenue increased 17.5% to $388 million, driven by higher wholesale revenue from sports programming as European football leagues resumed sporting events that were previously postponed due to COVID-19. Direct-to-consumer revenue decreased 1.0% to $3.9 billion, reflecting a decrease in customer relationships and average revenue per customer relationship that was consistent with the prior year period, and included growth in both customer relationships and average revenue per customer relationship in the U.K. Advertising revenue decreased 1.2% to $462 million, reflecting overall market weakness, partially offset by revenue from the broadcasts of rescheduled sporting events that were previously postponed due to COVID-19.

For the nine months ended September 30, 2020, Sky revenue decreased 5.6% to $13.4 billion compared to 2019. Excluding the impact of currency, revenue decreased 5.4%, due to lower direct-to-consumer, advertising and content revenue.

Total Customer Relationships decreased by 21,000 to 23.7 million in the third quarter of 2020, an improvement compared to the second quarter of 2020, and included net additions in the U.K.

(in thousands)
	Customers		Net Additions
	3Q20	3Q19	3Q20	3Q19
Total Customer Relationships	23,695	23,918	(21)	(99)

Adjusted EBITDA for Sky decreased 42.8% to $515 million in the third quarter of 2020. Excluding the impact of currency, Adjusted EBITDA decreased 45.4%, reflecting revenue that was consistent with the prior year period, offset by higher operating costs. The increase in operating costs was primarily driven by higher programming and production expenses, primarily due to an increase in sports programming costs as professional sports leagues resumed seasons following postponements due to COVID-19.

For the nine months ended September 30, 2020, Sky Adjusted EBITDA decreased 22.3% to $1.8 billion compared to 2019. Excluding the impact of currency, Adjusted EBITDA decreased 22.5%.

Corporate, Other and Eliminations

Corporate and Other
Corporate and Other primarily relates to corporate operations, Comcast Spectacor and Peacock. Revenue for the quarter ended September 30, 2020 was $84 million, an increase of $42 million compared to 2019. Corporate and Other Adjusted EBITDA loss was $496 million, an increase of $259 million compared to 2019, primarily due to costs associated with Peacock.

For the nine months ended September 30, 2020, Corporate and Other revenue was $250 million, an increase of $44 million compared to 2019. Corporate and Other Adjusted EBITDA loss was $1.3 billion, an increase of $617 million compared to 2019, due to costs associated with Peacock and costs incurred in response to COVID-19, including severance and restructuring charges related to our NBCUniversal segments, which are presented in Corporate and Other.

Eliminations
Eliminations reflects the accounting for transactions between Cable Communications, NBCUniversal, Sky and Corporate and Other. Revenue eliminations for the quarter ended September 30, 2020 were $1.1 billion compared to $648 million in 2019, and Adjusted EBITDA eliminations were $128 million compared to $1 million in 2019. The increases were primarily driven by the licensing of content between our NBCUniversal segments and Peacock.

For the nine months ended September 30, 2020, revenue eliminations were $2.7 billion compared to $2.0 billion in 2019, and Adjusted EBITDA eliminations were $250 million compared to $10 million in 2019. The increases were primarily driven by the licensing of content between our NBCUniversal segments and Peacock.

Notes:

1 We define Adjusted Net Income and Adjusted EPS as net income attributable to Comcast Corporation and diluted earnings per common share attributable to Comcast Corporation shareholders, respectively, adjusted to exclude the effects of the amortization of acquisition-related intangible assets, investments that investors may want to evaluate separately (such as based on fair value) and the impact of certain events, gains, losses or other charges that affect period-over-period comparisons. See Table 5 for reconciliations of non-GAAP financial measures.
2We define Adjusted EBITDA as net income attributable to Comcast Corporation before net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock, income tax expense, investment and other income (loss), net, interest expense, depreciation and amortization expense, and other operating gains and losses (such as impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets), if any. From time to time, we may exclude from Adjusted EBITDA the impact of certain events, gains, losses or other charges (such as significant legal settlements) that affect the period-to-period comparability of our operating performance. See Table 4 for reconciliation of non-GAAP financial measure.

3All earnings per share amounts are presented on a diluted basis.
4We define Free Cash Flow as net cash provided by operating activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets. From time to time, we may exclude from Free Cash Flow the impact of certain cash receipts or payments (such as significant legal settlements) that affect period-to-period comparability. Cash payments for acquisitions and construction of real estate properties and the construction of Universal Beijing Resort are presented separately in our Consolidated Statement of Cash Flows and are therefore excluded from capital expenditures for Free Cash Flow. See Table 4 for reconciliation of non-GAAP financial measure.
5Cable Communications reported results for 2020 include the impacts of RSN related adjustments, affecting period-to-period comparability of our operating performance. We also present adjusted information, excluding the impacts of the RSN related adjustments. See Table 7 for reconciliation of non-GAAP financial measures.
6Sky constant currency growth rates are calculated by comparing the current period results to the comparative period results in the prior year adjusted to reflect the average exchange rates from the current year period rather than the actual exchange rates in effect during the respective prior year periods. See Table 6 for reconciliation of Sky's constant currency growth.
All percentages are calculated on whole numbers. Minor differences may exist due to rounding.
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Conference Call and Other Information
Comcast Corporation will host a conference call with the financial community today, October 29, 2020 at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on its Investor Relations website at www.cmcsa.com. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 3090648. A replay of the call will be available starting at 12:00 p.m. ET on October 29, 2020, on the Investor Relations website or by telephone. To access the telephone replay, which will be available until Thursday, November 5, 2020 at midnight ET, please dial (855) 859-2056 and enter the conference ID number 3090648.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com and on our corporate website, www.comcastcorporation.com. To automatically receive Comcast financial news by email, please visit www.cmcsa.com and subscribe to email alerts.
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Investor Contacts:		Press Contacts:
Marci Ryvicker	(215) 286-4781	Jennifer Khoury	(215) 286-7408
Jane Kearns	(215) 286-4794	John Demming	(215) 286-8011
Marc Kaplan	(215) 286-6527

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Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. We undertake no obligation to update any forward-looking statements.

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Non-GAAP Financial Measures
In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation
Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company with three primary businesses: Comcast Cable, NBCUniversal, and Sky. Comcast Cable is one of the United States’ largest high-speed internet, video, and phone providers to residential customers under the Xfinity brand, and also provides these services to businesses. It also provides wireless and security and automation services to residential customers under the Xfinity brand. NBCUniversal is global and operates news, entertainment and sports cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures, and Universal Parks and Resorts. Sky is one of Europe's leading media and entertainment companies, connecting customers to a broad range of video content through its pay television services. It also provides communications services, including residential high-speed internet, phone, and wireless services. Sky operates the Sky News broadcast network and sports and entertainment networks, produces original content, and has exclusive content rights. Visit www.comcastcorporation.com for more information.

TABLE 1
Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(in millions, except per share data)	September 30,		September 30,
	2020	2019	2020	2019
Revenue	$25,532	$26,827	$75,856	$80,544

Costs and expenses
Programming and production	8,565	8,316	23,683	25,140
Other operating and administrative	8,059	8,090	23,959	24,076
Advertising, marketing and promotion	1,512	1,901	4,791	5,674
Depreciation	2,122	2,124	6,328	6,561
Amortization	1,198	1,056	3,520	3,215
	21,456	21,487	62,281	64,666

Operating income	4,076	5,340	13,575	15,878

Interest expense	(1,220)	(1,167)	(3,544)	(3,454)

Investment and other income (loss), net
Equity in net income (losses) of investees, net	(266)	(355)	(634)	(295)
Realized and unrealized gains (losses) on equity securities, net	118	174	65	582
Other income (loss), net	62	71	187	224
	(86)	(110)	(382)	511

Income before income taxes	2,770	4,063	9,649	12,935

Income tax expense	(739)	(775)	(2,385)	(2,812)

Net income	2,031	3,288	7,264	10,123

Less: Net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock	12	71	110	228

Net income attributable to Comcast Corporation	$2,019	$3,217	$7,154	$9,895

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.44	$0.70	$1.55	$2.15

Diluted weighted-average number of common shares	4,628	4,619	4,616	4,606

TABLE 2
Consolidated Statement of Cash Flows (Unaudited)

	Nine Months Ended
(in millions)	September 30,
	2020	2019

OPERATING ACTIVITIES
Net income	$7,264	$10,123
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,848	9,776
Share-based compensation	922	790
Noncash interest expense (income), net	606	310
Net (gain) loss on investment activity and other	514	(166)
Deferred income taxes	(224)	468
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	982	360
Film and television costs, net	163	(321)
Accounts payable and accrued expenses related to trade creditors	(545)	(1,149)
Other operating assets and liabilities	165	(729)

Net cash provided by operating activities	19,695	19,462

INVESTING ACTIVITIES
Capital expenditures	(6,344)	(6,866)
Cash paid for intangible assets	(1,771)	(1,686)
Construction of Universal Beijing Resort	(1,118)	(736)
Acquisitions, net of cash acquired	(225)	(181)
Proceeds from sales of businesses and investments	2,131	208
Purchases of investments	(545)	(1,697)
Other	(101)	46

Net cash provided by (used in) investing activities	(7,973)	(10,912)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	—	(1,288)
Proceeds from borrowings	18,339	516
Proceeds from collateralized obligation	—	5,175
Repurchases and repayments of debt	(16,771)	(9,975)
Repurchases of common stock under employee plans	(429)	(432)
Dividends paid	(3,086)	(2,778)
Other	(1,644)	(44)

Net cash provided by (used in) financing activities	(3,591)	(8,826)

Impact of foreign currency on cash, cash equivalents and restricted cash	17	(31)

Increase (decrease) in cash, cash equivalents and restricted cash	8,148	(307)

Cash, cash equivalents and restricted cash, beginning of period	5,589	3,909

Cash, cash equivalents and restricted cash, end of period	$13,737	$3,602

TABLE 3
Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	September 30,	December 31,
	2020	2019
ASSETS

Current Assets
Cash and cash equivalents	$13,707	$5,500
Receivables, net	10,310	11,292
Programming rights	—	3,877
Other current assets	3,352	4,723
Total current assets	27,369	25,392

Film and television costs	12,741	8,933

Investments	6,702	6,989

Investment securing collateralized obligation	429	694

Property and equipment, net	50,466	48,322

Goodwill	68,898	68,725

Franchise rights	59,365	59,365

Other intangible assets, net	34,485	36,128

Other noncurrent assets, net	8,485	8,866

	$268,940	$263,414

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$10,979	$10,826
Accrued participations and residuals	1,794	1,730
Deferred revenue	2,888	2,768
Accrued expenses and other current liabilities	9,421	10,516
Current portion of long-term debt	4,429	4,452
Total current liabilities	29,511	30,292

Long-term debt, less current portion	99,995	97,765

Collateralized obligation	5,167	5,166

Deferred income taxes	27,905	28,180

Other noncurrent liabilities	17,537	16,765

Redeemable noncontrolling interests and redeemable subsidiary preferred stock	1,254	1,372

Equity
Comcast Corporation shareholders' equity	86,176	82,726
Noncontrolling interests	1,395	1,148
Total equity	87,571	83,874

	$268,940	$263,414

TABLE 4

Reconciliation from Net Income Attributable to Comcast Corporation to Adjusted EBITDA (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

(in millions)	2020	2019	2020	2019
Net income attributable to Comcast Corporation	$2,019	$3,217	$7,154	$9,895
Net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock	12	71	110	228
Income tax expense	739	775	2,385	2,812
Interest expense	1,220	1,167	3,544	3,454
Investment and other (income) loss, net	86	110	382	(511)
Depreciation and amortization	3,320	3,180	9,848	9,776
Adjustments (1)	187	33	217	168
Adjusted EBITDA	$7,583	$8,553	$23,640	$25,822

Reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

(in millions)	2020	2019	2020	2019
Net cash provided by operating activities	$5,228	$5,191	$19,695	$19,462
Capital expenditures	(2,387)	(2,511)	(6,344)	(6,866)
Cash paid for capitalized software and other intangible assets	(552)	(608)	(1,771)	(1,686)
Total Free Cash Flow	$2,289	$2,072	$11,580	$10,910

Alternate Presentation of Free Cash Flow (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

(in millions)	2020	2019	2020	2019
Adjusted EBITDA	$7,583	$8,553	$23,640	$25,822
Capital expenditures	(2,387)	(2,511)	(6,344)	(6,866)
Cash paid for capitalized software and other intangible assets	(552)	(608)	(1,771)	(1,686)
Cash interest expense	(909)	(1,056)	(2,845)	(3,167)
Cash taxes	(1,965)	(856)	(2,298)	(2,490)
Changes in operating assets and liabilities	376	(1,765)	361	(1,670)
Noncash share-based compensation	301	257	922	790
Other (2)	(158)	58	(85)	177
Total Free Cash Flow	$2,289	$2,072	$11,580	$10,910

(1)	3rd quarter and year to date 2020 Adjusted EBITDA exclude $177 million of other operating and administrative expense related to a potential legal settlement, and $10 million and $40 million of other operating and administrative expense, respectively, related to the Sky transaction. 3rd quarter and year to date 2019 Adjusted EBITDA exclude $33 million and $168 million of other operating and administrative expense, respectively, related to the Sky transaction.

(2)	3rd quarter and year to date 2020 include decreases of $177 million related to a potential legal settlement, and $10 million and $40 million of costs related to the Sky transaction, respectively, as these amounts are excluded from Adjusted EBITDA. 3rd quarter and year to date 2019 include decreases of $33 million and $168 million of costs related to the Sky transaction, respectively, as these amounts are excluded from Adjusted EBITDA.

Note: Minor differences may exist due to rounding.

TABLE 5

Reconciliations of Adjusted Net Income and Adjusted EPS (Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,

	2020		2019		2020		2019
(in millions, except per share data)
	$	EPS	$	EPS	$	EPS	$	EPS

Net income attributable to Comcast Corporation and diluted earnings per share attributable to Comcast Corporation shareholders	$2,019	$0.44	$3,217	$0.70	$7,154	$1.55	$9,895	$2.15
Change	(37.2%)	(37.1%)			(27.7%)	(27.9%)

Amortization of acquisition-related intangible assets (1)	458	0.10	385	0.08	1,365	0.30	1,180	0.25
Investments (2)	70	0.01	141	0.03	334	0.07	(317)	(0.07)
Items affecting period-over-period comparability:
Loss on early redemption of debt (3)	166	0.04	42	0.01	272	0.06	42	0.01
Income tax adjustments (4)	145	0.03	(125)	(0.03)	145	0.03	(125)	(0.03)
Potential legal settlement (5)	134	0.03	—	—	134	0.03	—	—
Costs related to Sky transaction (6)	8	—	27	—	32	—	136	0.03
Gains and losses related to businesses and investments (7)	—	—	(20)	—	—	—	(96)	(0.02)
Purchase accounting adjustments (8)	—	—	—	—	—	—	39	0.01

Adjusted Net income and Adjusted EPS	$3,000	$0.65	$3,667	$0.79	$9,436	$2.04	$10,754	$2.33
Change	(18.2%)	(17.7%)			(12.3%)	(12.4%)

(1)Acquisition-related intangible assets are recognized as a result of the application of Accounting Standards Codification Topic 805, Business Combinations (such as customer relationships), and their amortization is significantly affected by the size and timing of our acquisitions. Amortization of intangible assets not resulting from business combinations (such as software and acquired intellectual property rights used in our theme parks) is included in Adjusted Net Income and Adjusted EPS.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Amortization of acquisition-related intangible assets before income taxes	$574	$486	$1,714	$1,489
Amortization of acquisition-related intangible assets, net of tax	$458	$385	$1,365	$1,180
(2)Adjustments for investments include realized and unrealized (gains) losses on equity securities, net (as stated in Table 1), as well as the equity in net (income) losses of investees, net, for our investments in Atairos and Hulu (following May 2019 transaction).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Realized and unrealized (gains) losses on equity securities, net	($118)	($174)	($65)	($582)
Equity in net (income) losses of investees, net	210	363	506	155
Investments before income taxes	92	189	441	(427)
Investments, net of tax	$70	$141	$334	($317)
(3)3rd quarter and year to date 2020 net income attributable to Comcast Corporation includes $220 million and $360 million of interest expense, $166 million and $272 million net of tax, respectively, resulting from the early redemption of debt. 3rd quarter and year to date 2019 net income attributable to Comcast Corporation includes $56 million of interest expense, $42 million net of tax, resulting from the early redemption of debt.
(4)3rd quarter and year to date 2020 net income attributable to Comcast Corporation includes $145 million of income tax expense adjustments related to certain tax law changes. 3rd quarter and year to date 2019 net income attributable to Comcast Corporation includes $125 million of income tax benefits related to the impact of certain state tax adjustments.
(5)3rd quarter and year to date 2020 net income attributable to Comcast Corporation includes $177 million of other operating and administrative expense, $134 million net of tax, related to a potential legal settlement.
(6)3rd quarter and year to date 2020 net income attributable to Comcast Corporation includes $10 million and $40 million of operating costs and expenses, $8 million and $32 million net of tax, respectively, related to the Sky transaction, primarily relating to the replacement of share-based compensation awards and costs related to integration activities. 3rd quarter and year to date 2019 net income attributable to Comcast Corporation includes $33 million and $168 million of operating costs and expenses, $27 million and $136 million net of tax, respectively, related to the Sky transaction, primarily relating to the replacement of share-based compensation awards and costs related to integration activities.
(7)3rd quarter 2019 net income attributable to Comcast Corporation includes a gain of $60 million in other income, $45 million net of tax, related to our investment in Hulu and $34 million of other losses, $25 million net of tax, related to an impairment of an equity method investment. 2019 year to date net income attributable to Comcast Corporation also includes a gain of $159 million in other income, $118 million net of tax, related to our investment in Hulu and $56 million of other losses, $42 million net of tax, related to an impairment of an equity method investment.
(8)2019 year to date net income attributable to Comcast Corporation includes $53 million of depreciation and amortization expense, $39 million net of tax, related to the 4th quarter 2018, as a result of adjustments to the purchase price allocation of Sky, primarily related to intangible assets and property and equipment.
Note: Minor differences may exist due to rounding.

TABLE 6
Reconciliation of Sky Constant Currency Growth (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,

(in millions)	2020	2019(1)	Change	2020	2019(1)	Change

Direct-to-Consumer	$3,943	$3,981	(1.0%)	$11,146	$11,504	(3.1%)
Content	388	330	17.5%	947	1,057	(10.4%)
Advertising	462	468	(1.2%)	1,296	1,595	(18.7%)
Revenue	$4,793	$4,779	0.3%	$13,389	$14,156	(5.4%)

Operating costs and expenses	$4,278	$3,836	11.5%	$11,574	$11,815	(2.0%)

Adjusted EBITDA	$515	$943	(45.4%)	$1,815	$2,341	(22.5%)

(1)2019 results for entities reporting in currencies other than United States dollars are converted into United States dollars using the average exchange rates from the current period rather than the actual exchange rates in effect during the respective periods.
Note: Minor differences may exist due to rounding.

TABLE 7
Reconciliation of Cable Communications RSN Adjustments (Unaudited)

	Three Months Ended September 30, 2020			Nine Months Ended September 30, 2020

	Reported Change	RSN Adjustments	Adjusted Change	Reported Change	RSN Adjustments	Adjusted Change
Revenue
High-Speed Internet	10.1%	(1.1%)	11.2%	8.9%	(0.9%)	9.8%
Video	(2.1%)	(1.3%)	(0.8%)	(1.8%)	(1.2%)	(0.6%)
Total Revenue	2.9%	(1.0%)	3.9%	2.4%	(0.8%)	3.2%

Expenses
Programming and production	(0.6%)	(4.6%)	4.0%	(1.3%)	(3.7%)	2.4%

Adjusted EBITDA	10.5%	—%	10.5%	7.4%	—%	7.4%
Adjusted EBITDA margin	290 bps	40 bps	250 bps	200 bps	40 bps	160 bps

Note: Minor differences may exist due to rounding. Percentages represent year/year growth rates and Adjusted EBITDA margin is presented as year/year basis point change